UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2010

MXENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

595 Summer Street, Suite 300, Stamford, Connecticut  06901

(Address and zip code of principal executive offices)

203-356-1318

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy  the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Sempra Energy Trading LLC (“RBS Sempra”) is the sole holder of Class B Common Stock of MXenergy Holdings, Inc. (the “Company”).  Class C Common Stock represents approximately 7.4% of the Company’s total outstanding common stock.  In connection with two master supply and hedge agreements, RBS Sempra is also the Company’s primary liquidity and hedge provider.  Pursuant to the terms of the Company’s Certificate of Incorporation, RBS Sempra is entitled to appoint one director to the Company’s Board of Directors (the “Class B Director”).  In September 2009, RBS Sempra appointed Michael A. Goldstein to serve as the Class B Director.  Effective March 16, 2010, Mr. Goldstein resigned his position as the Class B Director due to his assumption of new responsibilities at RBS Sempra.  During his tenure, Mr. Goldstein served on the Executive Committee, the Compensation Committee and the Risk Oversight Committee of the Board of Directors.

Also effective March 16, 2010, RBS Sempra appointed Jacqueline Mitchell to serve as the Class B Director.  Ms. Mitchell is Senior Managing Director at RBS Sempra Commodities, where she oversees RBS Sempra’s North American natural gas trading and marketing operations.  As part of RBS Sempra’s senior management team, she has been instrumental in creating and overseeing steady growth in their commodity trading business.  Ms. Mitchell’s in-depth understanding of natural gas commodity markets is expected to provide expertise and insight for the Company’s risk management and other operating activities.  Ms. Mitchell will also serve on the Executive Committee, the Compensation Committee and the Risk Oversight Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.
(Registrant)

Date: March 19, 2010	/s/ Carole R. Artman-Hodge
Name: Carole R. Artman-Hodge
Title: Executive Vice President and Secretary